EXHIBIT 99

--------------------------------------------------------------------------------
PACIFICORP                                                          NEWS RELEASE
--------------------------------------------------------------------------------


Scott Hibbs, for investors, (503) 813-7222
Angela Hult, for investors, (503) 813-7234
Leslie Carlson, for media, (503) 464-6786

August 26, 1998

McKennon Named CEO of PacifiCorp

Portland, OR -- PacifiCorp (NYSE: PPW) announced today that Keith McKennon will succeed Fred Buckman as Chief Executive Officer. Mr. McKennon is also Chairman of the Board of PacifiCorp, a position he has held since 1994.

Buckman has been PacifiCorp's CEO since 1994. His decision to leave the company is the result of disappointing shareholder return and a desire to pursue other interests.

McKennon, a member of PacifiCorp's Board of Directors since 1990, was an executive of Dow Chemical and Dow Corning, and retired from Dow in 1994.

"I consider the company's first priority to be making our ongoing business the best it can be," McKennon said. "Whatever future opportunities we may find and develop - and I expect there will be several - we will not forget that our first priority is the business we already have."

"PacifiCorp has a long and proud reputation for service, reliability, performance, and community involvement. That is a priceless asset, and we must build on it. And we simply must find ways to better reward our shareholders for their faith and investment in our company."

McKennon was born and raised in eastern Oregon. He is a graduate of Pendleton High School and Oregon State University.

PacifiCorp said the changes will be effective on September 1.